Exhibit 5.1

Faegre Baker Daniels LLP

600 East 96th Street Suite 600

Indianapolis Indiana 46240-3789

Phone +1 317 569 9600

Fax +1 317 569 4800

September 30, 2015

Anthem, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Ladies and Gentlemen:

We have acted as Indiana counsel for Anthem, Inc., an Indiana corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 136,751,595 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued by the Company to the holders of shares of common stock, par value $0.25 per share, of Cigna Corporation, a Delaware corporation (“Cigna”), pursuant to, and upon the consummation of the transactions contemplated by, the Agreement and Plan of Merger, dated as of July 23, 2015 (the “Merger Agreement”) among the Company, Anthem Merger Sub Corp., a Delaware corporation, and Cigna.

As counsel for the Company, we are familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company, each as amended to the date hereof, and we have examined, among other things, the Registration Statement, the Merger Agreement and the resolutions of the Company’s Board of Directors authorizing the issuance of the Shares. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such other records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”). As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others (including the Certificate), without any independent verification thereof.

Anthem, Inc.	September 30, 2015

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Shares to be issued by the Company to the holders of common stock, par value $0.25 per share, of Cigna upon the consummation of the transactions contemplated by the Merger Agreement have been duly authorized by the Company, and when the Registration Statement has been declared effective by order of the Commission and the Shares have been issued and delivered in the manner contemplated by, and in accordance with the terms and conditions set forth in, the Registration Statement and the Merger Agreement following approval of such issuance by the requisite vote of the Company’s shareholders, such Shares will be validly issued, fully paid and non-assessable.

We do not express any opinion herein with respect to the laws of any jurisdiction other than, subject to the limitations and assumptions contained herein, the laws of the State of Indiana.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinions set forth in this opinion letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the proxy statement/prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner